Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

China Cord Blood Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-168873) on Form F-3, as amended, of China Cord Corporation of our reports dated July 31, 2012, with respect to the consolidated balance sheets of China Cord Blood Corporation and subsidiaries as of March 31, 2011 and 2012, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2012, and the effectiveness of internal control over financial reporting as of March 31, 2012, which reports appear in the March 31, 2012, annual report on Form 20-F of China Cord Blood Corporation.

/s/ KPMG

Hong Kong, China

July 31, 2012